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Exhibit 10.57

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

        This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT entered into as of this 6th day of March, 2003 (this "First Amendment"), is hereby entered into among FOOTHILL CAPITAL CORPORATION, a California corporation ("Lender") and Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("Borrower").

RECITALS

        WHEREAS, Borrower and Lender have executed and delivered that certain Second Amended and Restated Loan and Security Agreement dated as of January 16, 2003 (as may be amended, modified or supplemented from time to time, the "Loan Agreement");

        WHEREAS, on or about August 24, 1998, Mrs. Fields Holding Company, Inc. ("Parent") issued those certain Senior Secured Notes due 2005 (the "Parent Notes") in the original principal amount of $55,000,000;

        WHEREAS, as of January 2003, the outstanding principal balance of the Parent Notes was $27,950,000;

        WHEREAS, in January 2003, Mrs. Fields' Famous Brands ("MFFB") purchased Parent Notes in the face amount of $12,848,000 at a discount for $4,400,000 by paying $900,000 in cash and issuing a note payable to Jefferies, Inc. in the principal amount of $3,500,000 (the "Jefferies Note");

        WHEREAS, MFFB has advised Lender that it plans to offer to purchase and extinguish the remaining Parent Notes in the face amount of $15,100,000 at a discount for $5,200,000 payable over the course of fiscal year 2003 which MFFB plans to finance by obtaining a new loan presently estimated to be in the amount of $3,100,000 (the "New Note") and using money accrued under the Tax Allocation Agreement (as defined in the Loan Agreement);

        WHEREAS, Borrower has requested that, notwithstanding Section 7.11 of the Loan Agreement, it be permitted to pay to MFFB up to $8,500,000 in cash, of which $5,000,000 was accrued under the Tax Allocation Agreement for fiscal year 2002 to be distributed in the near future and of which $3,500,000 is expected to be accrued under the Tax Allocation Agreement in fiscal year 2003 to be distributed in June 2003, September 2003 and December 2003, all for the purpose of repaying the Jefferies Note, purchasing the Parent Notes and repaying the New Note; and

        WHEREAS, Borrower has also requested that Borrower have additional time to complete certain conditions subsequent set forth in Section 3.2 of the Loan Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and conditions set forth herein Borrower and Lender hereby agree as follows:

        SECTION 1.    RELATION TO THE LOAN AGREEMENT; DEFINITIONS.

        1.1  Relation to Loan Agreement. This First Amendment constitutes an integral part of the Loan Agreement and shall be deemed to be a Loan Document for all purposes. Upon the effectiveness of this First Amendment, on and after the date hereof each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to "the Loan Agreement," "thereunder," "thereof" or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

        1.2  Capitalized Terms. For all purposes of this First Amendment, capitalized terms used herein without definition shall have the meanings specified in the Loan Agreement.

        SECTION 2.    AMENDMENT TO LOAN AGREEMENT.

        2.1  Amendment to Section 1.

          (a)  Section 1.1 of the Loan Agreement is hereby amended by adding the following definitions:

        "Jefferies Note" means that certain Secured Increasing Rate Promissory Note dated as of January 17, 2003 in the amount of $3,500,000 issued by MFFB and payable to Jefferies, Inc.

        "New Note" means that certain note to be issued by MFFB in an amount presently estimated to be $3,100,000.

        "Parent Notes" means those certain Senior Secured Notes due 2005 in the original principal amount of $55,000,000 issued by Parent pursuant to the Parent Indenture.

          (b)  Section 1.1 of the Loan Agreement is hereby further amended by deleting the definition of "Adjusted EBITDA" in its entirety and replacing it with the following definition:

        "Adjusted EBITDA" means with respect to any Person, EBITDA plus (a) to the extent and only to the extent deducted from earnings used in calculating EBITDA, the sum of $5,300,000 related to the Wal-Mart store impairment charges incurred in June 2002 for any period that includes the month of June 2002, (b) to the extent and only to the extent deducted from earnings used in calculating EBITDA, non-cash charges in compensation expense attributable to stock options granted by Parent in the aggregate amount over the term of this Agreement of up to $2,000,000, (c) to the extent and only to the extent deducted from earnings used in calculating EBITDA and only to the extent not already deducted from earnings as a result of clause (a) above, charges related to the closure of Borrower's operations in Wal-Mart stores in an aggregate amount of up to $1,950,000, (d) to the extent and only to the extent deducted from earnings used in calculating EBITDA, charges related to the impairment of goodwill under the Statement of Financial Accounting Standards No. 142 for Fiscal Year 2002 of up to $39,111,000, and (e) to the extent and only to the extent not already included in the calculation of EBITDA, the amounts received by Borrower as the Americana Sale Advisory Fee under the TCBY Management Agreement up to the amount of $2,500,000 whether or not such fee would be considered an "extraordinary gain" under GAAP; and less (x) the sum of $1,500,000 in insurance proceeds received in July 2002 for any period that includes the month of July 2002 and (y) the sum of the net gains resulting from the Company Store Sales so long as such net gains exceed the net losses resulting from the Company Stores Sales on a trailing twelve month basis; provided, however, that for the purpose of calculating the Borrowing Base, Adjusted EBITDA shall be calculated without regard to clause y hereof.

        2.2  Amendment to Section 3.2.

        Section 3.2 of the Loan Agreement is hereby amended by deleting Section 3.2 in its entirety and replacing it with the following:

        "3.2 Conditions Subsequent to the Initial Extension of Credit. The obligation of Lender to continue to make Advances and L/C Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default) or the express prior written waiver thereof by Lender:

          (a)  within ninety (90) days of the Closing Date, deliver to Lender copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Lender and its counsel;

          (b)  within fifteen (15) days of the Closing Date, Borrower shall have filed termination statements with respect to the Liens on the real property owned by GACC in favor of Bank of America, N.A. and T&W Financial Services Company LLC and with respect to the Liens listed on

  Schedule 3.2(b) and delivered copies of such termination statements to Lender and within forty-five (45) days of the Closing Date Lender shall have received evidence in form and substance reasonably satisfactory that such Liens have been released;

          (c)  Borrower shall use commercially best efforts to obtain and deliver to Lender within seventy-five (75) days of the Closing Date a Collateral Access Agreement duly executed by the lessors of the facilities located at 440 W. Lawndale Drive, Salt Lake City, Utah and 443 W. Lawndale Drive, Salt Lake City, Utah (which efforts shall not include monetary expenditures in excess of nominal amounts);

          (d)  Borrower shall use commercially best efforts to obtain and deliver to Lender within seventy-five (75) days of the Closing Date, a Landlord's Consent to Leasehold Mortgage duly executed by the lessor of Borrower's corporate headquarters (which efforts shall not include monetary expenditures in excess of nominal amounts);

          (e)  within seventy-five (75) days of the Closing Date, Airport Cookies shall have been merged into Borrower and Lender shall have received evidence of such merger in form and substance reasonably satisfactory to Lender; and

          (f)    within seventy-five (75) days of the Closing Date, Lender shall have received evidence that the UCC financing statements filed by Peachtree Pretzel, Sunshine Pretzel and CMBC have been amended in form and substance reasonably satisfactory to Lender."

        2.3  Amendment to Section 4.1.

        Section 4.1 is hereby amended to delete the first paragraph of Section 4.1 and replace it with the following paragraph:

        "4.1 Grant of Security Interest. Borrower hereby grants to Lender a security interest in and a continuing lien on all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Borrower also grants to Wells Fargo and any Affiliate of Wells Fargo a security interest in and a continuing lien on all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Bank Product Obligations in accordance with the terms and conditions of the Loan Documents. The Lender's and Wells Fargo's and its Affiliate's Liens in and to the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Lender, Wells Fargo or its Affiliates or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral."

        2.4  Amendment to Section 6.

        Section 6 is hereby amended to add the following Section 6.21:

        "6.21 Pledge of Stock of Borrower and Intercompany Note. Promptly soon after and in no event no later than three (3) days after the purchase of all of the Parent Notes, Parent shall execute and deliver a Stock Pledge Agreement with respect to the Stock of the Borrower and all other documents, instruments, and agreements reasonably requested by Lender and concurrently therewith if possible and in no event later than 20 days after the execution of the Stock Pledge Agreement, Parent shall deliver Stock certificates and Stock powers endorsed in blank to Lender and all other documents, instruments, and agreements reasonably requested by Lender. Promptly soon after and in no event later than three (3) days after the purchase of all of the Parent Notes, Parent shall also execute and deliver an intercompany subordination agreement in form and substance satisfactory to Lender in connection with that certain intercompany note dated December 29, 2001 in the amount of $607,000 payable by Borrower to Parent."

        2.5  Amendment to Section 7.11.

        Section 7.11 of the Loan Agreement is hereby amended by deleting Section 7.11 in its entirety and replacing it with the following:

        "7.11 Distributions.

          (a)  Make any payment, distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding, or make any distributions or payments to Affiliates, except that:

      (i)
      any Subsidiary of Borrower may make any payment, distributions and declare and pay dividends to Borrower or to any of Borrower's other Subsidiaries;

      (ii)
      Borrower may make payments to Parent or MFFB for administrative expenses made in the ordinary course of business; so long as (1) no Event of Default shall have occurred or be continuing, (2) no Event of Default would occur as result of any such payments and (3) such payments do not exceed $100,000 annually;

      (iii)
      Borrower may make payments to MFFB for the purpose of purchasing the Parent Notes at a discount of at least 60% (the "Discount") and paying related fees and expenses in an amount up to: (1) $5,000,000 payable on or before March 31, 2003, (2) $1,050,000 payable on each of June 1, 2003 and September 1, 2003, and (3) $1,400,000 payable on December 1, 2003; provided that and subject to the following conditions: (A) Borrower has received at least $2,000,000 from Coca Cola Fountain and such amounts have been deposited in the Cash Management Account; (B) no Event of Default shall have occurred or be continuing at the time of any such payment; (C) no Event of Default would result from such payment; (D) all such payments are used, directly or indirectly, to purchase and extinguish the Parent Notes at the Discount and repay and extinguish the Jefferies Note and the New Note; (E) Borrower has timely paid the interest due on the notes issued pursuant to the Borrower's Indenture; and (F) all such amounts paid by Borrower pursuant to this clause (iii) are credited to Borrower for amounts which would otherwise be payable by Borrower under clause (iv);

      (iv)
      Borrower may make payments to Parent or MFFB with respect to a Taxable Period equal to the lesser of (1) the actual amount of taxes payable by Parent with respect to its consolidated Federal income tax liability (and any unitary, combined, consolidated or similar state and local taxes) of the Group for such Taxable Period ("Actual Tax Payable") and (2) an amount equal to the product of (x) the Borrower's Share and (y) the Actual Tax Payable; provided that and subject to the following conditions: (A) no Event of Default shall have occurred or be continuing, (B) no Event of Default shall result after giving effect to any such payment, and (C) Borrower provides 5 Business Days' prior written notice to Lender of any proposed payment with a calculation demonstrating compliance with this Section. The form of any payment permitted under this clause (iv) may be made by check or wire as required under Section 4 of the Tax Allocation Agreement and any payments permitted under this clause (iv) shall be made no earlier than five (5) days prior to the due date of such tax payment. To the extent that the amount paid by Borrower to Parent or MFFB pursuant to this clause (iv) is greater than Borrower's Share of the actual taxes paid by Parent on the due date, then Parent or MFFB, as the case may be, shall immediately return such excess amounts to Borrower;

      (v)
      Borrower may make payments to the TCBY Entities or in account of the TCBY Entities pursuant to the TCBY Management Agreement for reimbursable obligations thereunder so long as (1) no Event of Default shall have occurred or be continuing, (2) no Event of Default would occur as result of any such payments, and (3) the TCBY Entities reimburse Borrower for such payment within fifteen (15) days of the date Borrower made such payment. In the event the TCBY Entities do not fully reimburse Borrower within such 15 day time period then Borrower shall not make any further payments to the TCBY Entities, whether under the TCBY Management Agreement or otherwise;

      (vi)
      Borrower may make payments to Affiliates for goods, services and licensing transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate;

      (vii)
      Borrower make payments, distributions and declare and pay dividend to its Subsidiaries but only to the extent such payments, distributions and dividends are permitted under clauses (i) and (j) of the definition of Permitted Investments; and

      (viii)
      Borrower may make interest payments and payments of principal equal to the outstanding principal balance of $607,000 to Parent pursuant to that certain intercompany note dated as of December 29, 2001 so long as such payments are in accordance with that certain pledge agreement dated as of August 24, 1998 by Parent in favor of The Bank of New York.

          (b)  make any payments under the Tax Allocation Agreement other than (i) payments up to $8,500,000 to the extent specifically permitted under clause (a)(iii) above and (ii) the payments set forth in clauses (a)(ii) and (a)(iv) above so long as (1) such payments do not exceed amounts permitted under the Tax Allocation Agreement and (2) all amounts payable by Borrower under clause (a)(iii) above have been fully credited to Borrower for amounts otherwise payable by Borrower under clause(a)(iv).

          Without limiting the generality of the forgoing, Borrower shall not make any payments, distributions or dividends nor shall it permit any of its Subsidiaries to make any payments, distributions or dividends under the Tax Allocation Agreement or any other agreement or transaction (including those listed on Schedule 7.14) except as permitted by this Section 7.11."

        2.6  Amendment to Section 7.20.

        Section 7.20 of the Loan Agreement is hereby amended by deleting Section 7.20 in its entirety and replacing it with the following:

        "7.20 Financial Covenants.

          (a)  Fail to maintain:

      (i)
      Minimum Adjusted EBITDA. Adjusted EBITDA, measured on a Fiscal Quarter-end basis, for the trailing twelve (12) month period most recently ended, of Borrower and its Subsidiaries, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Amount	Fiscal Period Ending
$19,630,000	December 2002
$18,815,000	March 2003
$20,650,000	June 2003
$22,080,000	September 2003
$21,180,000	December 2003
$21,580,000	March 2004
$21,625,000	June 2004
$22,420,000	September 2004
$22,790,000	December 2004
      (ii)
      Leverage Ratio. A Leverage Ratio, measured on a Fiscal Quarter-end basis, for the trailing twelve (12) month period most recently ended of Borrower and its Subsidiaries of not more than:

Quarter Ending	Applicable Amount
December 2002	7.95
March 2003	8.25
June 2003	7.5
September 2003	7.0
December 2003	7.30
March 2004	7.15
June 2004	7.10
September 2004	6.85
December 2004	6.70
      (iii)
      Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio, measured on a Fiscal Quarter-end basis for the trailing twelve (12) month period most recently ended of Borrower and its Subsidiaries of not less than:

Quarter Ending	Applicable Amount
December 2002	0.73
March 2003	0.72
June 2003	0.81
September 2003	0.90
December 2003	0.83
March 2004	0.89
June 2004	0.93
September 2004	1.01
December 2004	1.09

          (b)  Make:

      (i)
      Capital Expenditures. Capital expenditures in excess of the amount set forth in the following table for the applicable period:

December 2002	Fiscal Year 2003	Fiscal Year 2004
$350,000	$4,300,000 for the Fiscal Year	$4,300,000 for the Fiscal Year but no more than $1,500,000 in any one Fiscal Quarter provided, that to the extent the capital expenditures are less than $4,300,000 for Fiscal Year 2003 the amount of permissible capital expenditures for Fiscal Year 2004 shall be increased by the difference between $4,300,000 and the actual amount of capital expenditures for Fiscal Year 2003."

        2.7  Amendment to Section 7.22. Section 7.22 is hereby amended to replace the reference to "January 1, 2003" therein to January 1, 2004.

        SECTION 3.    REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS.

        3.1  Representations.

        Borrower and each Guarantor hereby represents and warrants to Lender that:

          (a)  Borrower and each Guarantor is a corporation duly organized and existing and in good standing under the laws of its respective jurisdiction of formation and is duly qualified to do business and in good standing in every jurisdiction in which the nature of the business done or the property owned by it would make such qualification necessary;

          (b)  Borrower and each Guarantor has all requisite power and authority to own and operate its properties, and to conduct its business as currently conducted and as currently proposed to be conducted. Borrower and each Guarantor has all requisite power and authority necessary to enter into this First Amendment and the First Modification to Deed to Secure Debt and to perform its respective obligations under this First Amendment and the First Modification to Deed to Secure Debt;

          (c)  Borrower and each Guarantor has taken all corporate action necessary to be taken by it to authorize the execution and delivery of this First Amendment and the First Modification to Deed to Secure Debt. This First Amendment and the First Modification to Deed to Secure Debt has been duly executed and delivered by Borrower and each Guarantor and constitutes legal, valid and binding obligations of Borrower and each Guarantor, enforceable against Borrower and each Guarantor in accordance with its terms;

          (d)  After giving effect to the amendments and waivers herein, no event has occurred and no condition exists which constitutes a Default or an Event of Default under the Loan Agreement or the other Loan Documents; and

          (e)  The Loan Agreement and all other Loan Documents and all representations, warranties, terms and conditions therein remain in full force and effect, and Borrower and each Guarantor hereby confirms and ratifies each of the provisions of the Loan Agreement and the other Loan Documents.

        SECTION 4.    MISCELLANEOUS.

        4.1  Conditions to Effectiveness. The amendments contained in Section 2 above shall become effective as of the date hereof when, and only when, the following conditions have been satisfied as determined in Lender's sole and absolute discretion:

          (a)  Duly executed counterparts of this First Amendment and the First Modification to Deed to Secure Debt have been executed and delivered by Lender, Borrower and each Guarantor on or before the 6th day of March, 2003;

          (b)  Borrower shall have paid to Lender an amendment fee in the amount of $100,000; and

          (c)  Borrower has paid all fees, costs and expenses incurred in connection with this First Amendment as of the date of this First Amendment, including, without limitation, legal fees and expenses as have been billed as of the date of the First Amendment.

        4.2  Cross-References. References in this First Amendment to any Section (or "§") are, unless otherwise specified, to such Section (or "§") of this First Amendment.

        4.3  Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        4.4  Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be as effective as delivery of an originally executed counterpart hereof.

        4.5  GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES.

        4.6  Outstanding Indebtedness.

          (a)  Borrower and each Guarantor hereby acknowledges and agrees that as of March 5, 2003, the aggregate outstanding principal amount due under the Loan Agreement is $4,196,313.01 and that such principal amount is payable pursuant to the Loan Agreement as amended hereby without defense, offset, withholding, counterclaim or deduction of any kind.

          (b)  Borrower and each Guarantor, their successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under Borrower or any Guarantor, for their past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees, do hereby forever remise, release and discharge Lender, and Lender's respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom Lender would be liable if such persons or entities were found to be liable to Borrower or any Guarantor, or any of them (collectively hereinafter the "Lender Parties"), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys' fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature relating to, arising out of or in connection with the Loan Agreement or any other Loan Document, including but not limited to, acts, omissions to act, actions, negotiations, discussions and events resulting in the finalization and execution of this First Amendment, as, among and between the Borrower and the Lender Parties, such claims whether now accrued and whether now known or hereafter discovered, from the beginning of time through the date hereof.

          Borrower and each Guarantor hereby knowingly, voluntarily, intentionally and expressly waive and relinquish any and all rights and benefits that they may have under Section 1542 of the California Civil Code, or any other similar provision of any other jurisdiction, as against the Lender Parties. Section 1542 of the Civil Code of California provides:

      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

          Borrower and each Guarantor hereby acknowledge that the foregoing waiver of the Section 1542 of the California Civil Code was separately bargained for. Borrower and each Guarantor knowingly, voluntarily, intentionally and expressly waive any and all rights and benefits conferred by Section 1542, or by any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous to Section 1542 and agree and acknowledge that this waiver is an essential term of this First Amendment, without which the consideration would not have been given by the Lender to the Borrower.

        4.7  Ratification. Except as expressly amended or waived herein, all of the representations, warranties, terms, covenants and conditions of the Loan Agreement and the other Loan Documents shall remain unamended and unwaived and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term or provision of any other document or of any transaction or further action on the part of the Borrower or the Guarantors which would require the consent of Lender under the Loan Agreement.

        4.8  Consent of Guarantors. Without limiting any waivers or any other provisions contained in its respective Guaranty, each Guarantor hereby consents to the terms of this First Amendment and hereby confirms and agrees that its respective Guaranty is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered as of the date first above written.

MRS. FIELDS' ORIGINAL COOKIES, INC., a Delaware corporation
By: /s/ Michael R. Ward Name: Michael R. Ward Title: Senior Vice President
FOOTHILL CAPITAL CORPORATION,, a California corporation
By: /s/ Lisa Cooley Name: Lisa Cooley Title: Vice President

THE FOREGOING FIRST AMENDMENT IS AGREED TO, CONSENTED TO AND ACCEPTED BY AND EACH GUARANTOR EXPRESSLY AGREES TO BE BOUND BY SECTION 4.6 HEREOF:

GREAT AMERICAN COOKIE COMPANY, INC., a Delaware corporation, as Guarantor
By: /s/ Michael R. Ward Name: Michael R. Ward Title: Senior Vice President
PRETZEL TIME, INC., a Utah corporation, as Guarantor
By: /s/ Michael R. Ward Name: Michael R. Ward Title: Senior Vice President
PRETZELMAKER, INC., a Utah corporation, as Guarantor
By: /s/ Michael R. Ward Name: Michael R. Ward Title: Senior Vice President

MRS. FIELDS GIFTS, INC., a Utah corporation, as Guarantor
By: /s/ Michael R. Ward Name: Michael R. Ward Title: Senior Vice President
MRS. FIELDS COOKIES AUSTRALIA, a Utah corporation, as Guarantor
By: /s/ Michael R. Ward Name: Michael R. Ward Title: Senior Vice President

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  Exhibit 10.57